FOR IMMEDIATE RELEASE Federal Signal Completes Acquisition of OSW Equipment & Repair, LLC OAK BROOK, Illinois, February 18, 2021 — Federal Signal Corporation (NYSE: FSS) (“the Company”), a leader in environmental and safety solutions, today announced the completion of the acquisition of OSW Equipment and Repair, LLC (“OSW”) for cash consideration of $52.5 million. OSW is a leading manufacturer of dump truck bodies and custom upfitter of truck equipment and trailers, and is headquartered in Snohomish, Washington, with an upfitting location in Tempe, Arizona. The acquisition also includes the operations of Northend Truck Equipment (“NTE”), which are co-located with OSW, and Western Truck Body (“WTB”), based in Edmonton, Canada. Both NTE and WTB are wholly owned subsidiaries of OSW. “Since acquiring TBEI, the geographic expansion of our existing platform of market-leading dump bodies and trailers has been a strategic objective,” said Jennifer L. Sherman, President and Chief Executive Officer. “The acquisition of OSW represents a highly strategic transaction, adding three premier brands that serve attractive infrastructure, construction and other industrial end-markets on the West Coast, in Arizona and in parts of Canada.” “I have been a long-time admirer of OSW and the strength of its brands”, said Robert E. Fines, Vice President and General Manager, Truck Bodies and Equipment International. “The acquisition provides considerable opportunity for long-term value creation through operational improvement initiatives, organic growth and additional acquisitions.” About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of the coronavirus pandemic and the associated government response, economic conditions in various regions, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com